TERMINATION AGREEMENT



         Agreement made this 6th day of December, 1996 by and between Home State Holdings, Inc., a Delaware Corporation with offices at Three South Revmont Drive, Shrewsbury, New Jersey 07702 (the "Company") and Robert Abidor, an individual residing at 55 Shrewsbury Drive, Rumson, New Jersey 07760 ("Abidor").

                               W I T N E S S E T H


                  WHEREAS, the Company and Abidor are parties to that certain employment agreement entered into the 1st day of June 1993, as amended by an agreement entered into the 13th day of June 1996 (as amended, the "Employment Agreement"); and

                  WHEREAS, Abidor's recuperation from his recent surgery has progressed more slowly than anticipated, as a result of which the services he will be able to perform under the Employment Agreement would be materially curtailed; and

                  WHEREAS, differences have arisen between Abidor and the Company which have diminished the likelihood of Abidor being utilized in the capacities contemplated by the Employment Agreement; and

                  WHEREAS, the Company and Abidor desire to terminate Abidor's relationship as an employee and independent consultant to the Company under the Employment Agreement.

                  NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Abidor hereby agree as follows:

                  1. Effective immediately, the Employment Agreement is terminated and shall be of no further force and effect (except for those provisions which by the terms of this Termination Agreement expressly survive termination of the Employment Agreement).

                  2. Abidor is entitled to no compensation or benefits from the Company other than amounts paid to him prior to the date of this Termination Agreement. Furthermore, Abidor acknowledges that there are no unreimbursed business expenses of Abidor. Abidor shall, however, be given the opportunity (if and for so long as permitted by the insurance policies then in effect) to continue his group health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act ("COBRA") and to transfer the ownership of any term life insurance insuring his life and owned by the Company or any other insurance policies on or for Abidor to himself (or his designee) upon such person assuming all obligations thereunder.

                  3. Abidor agrees to cooperate with the Company in responding to requests by the Company and its subsidiaries and affiliates and by Home Mutual Insurance Company of Binghamton, New York ("HMI") for information concerning events, actions and transactions which occurred during his tenure with the Company, and in the defense of any claims asserted or enforced against any of such persons or their directors, officers, employees or affiliates.

                  4. The provisions of Section 7 of the Employment Agreement relating to confidential information will remain in force. The Obligation to return proprietary information and copies thereof will commence on the date of this Termination Agreement to the extent, if any, requested by the Company from time to time.

                  5. The provisions of Section 8 of the Employment Agreement relating to non-competition shall continue in force until June 13, 1999.

                  6. The provisions of Section 9 of the Employment Agreement relating to Proprietary Intellectual Property will remain in effect.

                  7. The provisions of Section 10 of the Employment Agreement relating to Enforcement will remain in effect.

                  8. The provisions of Section 11 of the Employment Agreement relating to Survival will remain in effect.

                  9. The provisions of Section 14(b) of the Employment Agreement relating to indemnification of Abidor will continue in full force and effect.

                  10. The obligation of Abidor not to communicate with employees of the Company in a manner which disrupts the relations between the Company and such employee will remain in full force and effect. Should any potential or future employer contact the Company for a reference, the Company may, pursuant to its established procedures, limit its response to verify only Abidor's job title and dates of employment. The reciprocal obligations to refrain from disparagement set forth in Section 10 of the Employment Agreement will remain in full force and effect and as to Abidor will include subsidiaries and affiliates of the Company and the directors, officers and shareholders of the Company, its subsidiaries and affiliates; provided, however, this paragraph will not be deemed breached by any disclosure which has been advised by counsel as necessary or appropriate to comply with applicable securities laws, insurance laws, or regulations.

                  11. The Company releases, and as controlling shareholder of each of its subsidiaries will cause each subsidiary to release Abidor and his heirs from and in respect of any causes of action, suits, claims, demands, charges, judgments, damages, levies and executions of whatsoever kind, nature and/or descriptions, whether legal or equitable, whether known or unknown, liquidated or contingent, direct or indirect, which it may have from the beginning of time to the date of this Agreement arising out of or related to any matter whatsoever from the beginning of time to the date of this Agreement excepting only Abidor's obligations under this Agreement and any matter as to which Abidor committed fraud or any matter involving the performance by Abidor of his duties as an officer or director of the Company or any of its subsidiaries or affiliates which constituted wilfull misconduct on the part of Abidor.

                  12. Abidor, on his own behalf and on behalf of his family, releases the Company, its subsidiaries and their respective directors, officers, and employees and agents, and affiliates of such officers and directors, and their respective heirs, successors and assigns, from and in respect of any causes of action, suits, claims, demands, charges, judgments, damages, levies and executions of whatsoever kind, nature and/or descriptions, whether legal or equitable, whether known or unknown, liquidated or contingent, direct or indirect, which he or members of his family may have from the beginning of time to the date of this Agreement arising out of or related to any matter whatsoever, including, without limitation, their status as an employee or sharehoder of the Company or any subsidiary or affiliate, excepting only the obligations of the Company and its subsidiaries set forth in this Agreement.

                  13. Abidor acknowledges and agrees that he fully understands this Termination Agreement and has signed it voluntarily after consultation with counsel.

                  IN WITNESS WHEREOF, the parties hereto have caused this Termination Agreement to be duly executed on the date first above written.


                                                  HOME STATE HOLDINGS, INC.

/s/ Robert Abidor
-----------------
Robert Abidor
                                                  By:  /s/ Mark Vaughn
                                                       ----------------------
                                                       Mark Vaughn
                                                  Its: President and CEO